Registration No. 333-[—]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELCO CROWN ENTERTAINMENT LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

(852) 2598-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melco Crown Entertainment Limited, 2011 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

United States

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Attention: Chief Legal Officer

Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

(852) 2598-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, $0.01 par value per share (3)(4)	100,000,000	$ 5.05	$ 505,000,000	$ 68,882

(1)	The maximum aggregate number of Ordinary Shares that may be issued pursuant to all awards (including Incentive Share Options) under the 2011 Share Incentive Plan (the “Plan”) is 100,000,000 Ordinary Shares. The limit may be increased from time to time, but by no more than 10% of the Ordinary Shares then in issue as at the date of the shareholders’ meeting to approve such increase. In accordance with the relevant listing rules of the Hong Kong Stock Exchange, the Ordinary Shares which may be issued upon exercise of all outstanding awards granted and yet to be exercised under the Plan shall not exceed 30% of the Ordinary Shares in issue from time to time. This Registration Statement registers 100,000,000 Ordinary Shares, representing the maximum of 100,000,000 Ordinary Shares issuable under the Plan. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	The proposed maximum offering price per Ordinary Share and the proposed maximum aggregate offering price for 100,000,000 Ordinary Shares have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per Ordinary Share of $5.05 is based upon the average of the high and low prices of the Company’s ADSs, adjusted for the three Ordinary Shares to one ADS ratio, on The NASDAQ Global Market on December 10, 2012.
(3)	These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents three Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Post-Effective Amendment No. 1 to Form F-6 (Registration No. 333-139159) filed with the Securities and Exchange Commission on November 29, 2011.
(4)	Any Ordinary Shares covered by an award granted under the Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares which may be issued under the Plan. Ordinary Shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Ordinary Shares are forfeited or repurchased by the Company at their original issue price, such Ordinary Shares shall become available for future grant under the Plan.

i

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:

(a)	our Annual Report on Form 20-F for the year ended December 31, 2011 filed with the Commission on April 19, 2012;

(b)	our Reports of Foreign Private Issuer on Form 6-K filed with the Commission on January 5, 2012, February 1, 2012, February 9, 2012, February 27, 2012, March 19, 2012, March 28, 2012, March 30, 2012, April 19, 2012, May 2, 2012, May 9, 2012, May 23, 2012, May 30, 2012, July 5, 2012, July 26, 2012, August 7, 2012, August 27, 2012, August 29, 2012, September 21, 2012, September 25, 2012, September 27, 2012, October 19, 2012, October 22, 2012, October 25, 2012, October 26, 2012, October 29, 2012, October 30, 2012, November 1, 2012, November 7, 2012, November 16, 2012, November 29, 2012 and December 7, 2012; and

(c)	our Description of Share Capital and Description of American Depositary Shares contained in our prospectus filed pursuant to Rule 424(b)(3) of the Securities Act on December 6, 2011, and all amendments and reports subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-139088), we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-139088), also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 14, 2012.

MELCO CROWN ENTERTAINMENT LIMITED

By:	/s/ Lawrence (Yau Lung) Ho
Name:	Lawrence (Yau Lung) Ho
Title:	Co-Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence (Yau Lung) Ho, Co-Chairman and Chief Executive Officer, and Geoffrey Stuart Davis, Chief Financial Officer, as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and supplements) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated as of December 14, 2012.

Signature		Title

/s/ Lawrence (Yau Lung) Ho		Co-Chairman and Chief Executive Officer
Name:	Lawrence (Yau Lung) Ho

/s/ James Douglas Packer		Co-Chairman
Name:	James Douglas Packer

/s/ Geoffrey Stuart Davis		Chief Financial Officer
Name:	Geoffrey Stuart Davis

v

/s/ John Peter Ben Wang		Director
Name:	John Peter Ben Wang

/s/ Yuk Man Chung		Director
Name:	Yuk Man Chung

/s/ William Todd Nisbet		Director
Name:	William Todd Nisbet

/s/ Rowen Bruce Craigie		Director
Name:	Rowen Bruce Craigie

/s/ James Andrew Charles MacKenzie		Director
Name:	James Andrew Charles MacKenzie

/s/ Thomas Jefferson Wu		Director
Name:	Thomas Jefferson Wu

/s/ Yiu Wa Alec Tsui		Director
Name:	Yiu Wa Alec Tsui

/s/ Robert Wason Mactier		Director
Name:	Robert Wason Mactier

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi	Authorized U.S. Representative
Title:	Managing Director Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Report of Foreign Issuer on Form 6-K (File No. 001-33178) filed on May 23, 2012)

4.2	Form of Amended and Restated Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and the holders of American Depositary Receipts (incorporated by reference to Exhibit (a) to Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form F-6 (Registration No. 333-139159) filed on November 29, 2011)

5.1*	Opinion of Walkers, counsel to the Registrant, regarding the legality of the Ordinary Shares

23.1*	Consent of Deloitte Touche Tohmatsu, independent registered public accounting firm

23.2*	Consent of Walkers (included in opinion filed as Exhibit 5.1)

24.1*	Powers of attorney (included on signature pages)

99.1	Melco Crown Entertainment Limited, 2011 Share Incentive Plan (incorporated by reference to Exhibit 4.40 to the Annual Report of the Registrant on Form 20-F (File No. 001-33178) filed on April 19, 2012)

*	Filed herewith.